EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51181) pertaining to the Standard Register Employee Savings Plan of our report dated June 11, 2004 with respect to the financial statements and schedules of the Standard Register Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Battelle & Battelle LLP

June 11, 2004

Dayton, Ohio